Exhibit 99.1

                             Multimedia Games, Inc.

                   POLICY REGARDING INDEPENDENCE OF DIRECTORS

                                                                    January 2004

OBJECTIVES AND SCOPE OF POLICY

Multimedia Games, Inc., (the "Company" or "MGAM") as a publicly traded company has certain legal and regulatory requirements regarding the independence of its directors. Accordingly, the Company has developed the policy set out below. This policy has been approved by the Company's Board of Directors.

Objectives of a Policy Regarding Independence of Directors

To ensure that the Board consists of a majority of directors who (i) satisfy applicable independence requirements under the rules and regulations of the Securities and Exchange Commission and relevant self-regulatory organizations such as Nasdaq; and (ii) are capable of exercising sound, independent judgment in the exercise of their duties as members of the Board.

Policy Statement

The Board shall make an annual determination as to the independence of each director. In making such determination, the Board shall consider all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may, in its discretion, determine relevant.

It is the policy of the Company that each non-employee member of the Board of Directors shall satisfy the independence requirements set forth herein.

A director will not be considered independent if he or she:

     o    is currently an employee of the Company;

     o    has been an employee of the Company within the past three years;

     o has received within the past three years more than $60,000 during any twelve month period in direct compensation from the Company (other than fees for director's services);

     o has been affiliated with or employed by a present or former internal or external auditor of the Company during the past three years;

     o has been employed as an executive officer of another company where any of the Company's present executives serve on the other company's compensation committee during the past three years;

     o is a partner in, or an executive officer, director or controlling shareholder of any organization that has made payments to the Company, or received payments from the Company, in excess of the greater of $200,000 or five percent of the recipient's gross revenues; or

     o has any immediate family members who would be covered under any of the above provisions during the past three years.

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In addition to satisfying all of the independence criteria set forth above, no independent Board member may:

     o receive any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board), or

     o be an "affiliated person" of the Company or any of its subsidiaries (as defined by the Securities and Exchange Commission), except as a director of the Company.

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